EXHIBIT 11

                    HEALTHSOUTH Corporation and Subsidiaries

                   COMPUTATION OF INCOME PER SHARE (UNAUDITED)

                    (In Thousands, Except for Per Share Data)

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                                                                     Three Months Ended          Six Months Ended
                                                                         June 30,                     June 30,
                                                                   -------------------          ------------------
                                                                   1996           1995          1996          1995
                                                                   ----           ----          ----          ----

PRIMARY:
Weighted average common shares outstanding                         153,876       136,285       153,360       135,970
Net effect of dilutive stock options                                10,380         7,203        10,599         7,396
                                                                ----------       --------    ----------   -----------

        Total Common and Common Equivalent Shares                  164,256       143,488       163,959       143,366
                                                                ==========       ========    ==========   ===========

Net income                                                      $   59,555     $  11,926      $ 97,406      $ 44,848
                                                                ==========       ========    ==========   ===========

Net income per common and common
     equivalent share                                           $     0.36     $     .08      $   0.59      $   0.31
                                                                ==========       ========    ==========   ===========


FULLY DILUTED:
Weighted average common shares outstanding                         153,876       136,285       153,360       135,970
Net effect of dilutive stock options                                10,380         7,203        10,599         7,396
                                                                ----------      ---------    ----------   -----------
                                                                   164,256       143,488       163,959       143,366
Assumed conversion of 5% Convertible Subordinated
     Debentures due 2001                                             6,113         6,113         6,113         6,113
                                                                ----------     ----------    ----------   -----------

        Total Common and Common Equivalent Shares,
        Fully Diluted                                              170,369       149,601       170,072       149,479
                                                                ==========     ==========    ==========   ===========

Net income                                                      $   59,555     $  11,926      $ 97,406        44,848

Elimination of interest and amortization on 5%
     Convertible Subordinated Debentures due 2001, less
     the related effect on the provision for income taxes              951           942        1,902          1,884
                                                                ----------     ----------    ----------   -----------

Net income, fully diluted                                       $   60,506     $  12,8$8      $ 99,308        46,732
                                                                ==========     ==========    ==========   ===========

Net income per common and common equivalent share               $     0.36     $    $.08      $   0.58      $   0.31
                                                                ==========     ==========    ==========   ===========
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